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EXHIBIT 14

CARRIAGE SERVICES, INC.
(the "Company")
CODE OF BUSINESS CONDUCT AND ETHICS
Adopted November 12, 2002

INTRODUCTION

        Our mission is to be the most professional, ethical and highest quality funeral and cemetery service organization in the death care industry. Among our guiding principles are honesty, integrity and quality in all that we do. This Code of Business Conduct and Ethics (the "Code") has been adopted to further our guiding principles in seeking to accomplish our mission. The Code covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all employees of the Company. All of our employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. The Code should also be provided to, and followed by, the Company's agents and representatives, including consultants. If a law conflicts with a policy in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with the Code. If you have any questions about these conflicts, you should ask your supervisor how to handle the situation. Those who violate the standards in this Code will be subject to disciplinary action, up to and including immediate termination of employment. If you are in a situation which you believe may violate or lead to a violation of this Code, follow the guidelines described in Section 14 of this Code.

1.
COMPLIANCE WITH LAWS, RULES AND REGULATIONS

  Obeying the law, both in letter and in spirit, is the foundation on which this Company's ethical standards are built. All employees must respect and obey the laws of each city or state in which we operate. Although not all employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

2.
CONFLICTS OF INTEREST

  A "conflict of interest" exists when a person's private interest interferes in any way with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, employees and their family members may create conflicts of interest. It is always a conflict of interest for a Company employee to work simultaneously for a competitor, customer or supplier. You are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf. Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board of Directors. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with higher levels of management or the individual designated in Section 14 of this Code. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the procedures described in Section 14 of this Code.

3.
INSIDER TRADING

  Employees who have access to confidential information of the Company are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical but also illegal. If you have any questions, please consult the Company's Policy on Insider Trading.

4.
CORPORATE OPPORTUNITIES

  Employees, officers and directors are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position without the consent of, the Board of Directors. No employee may use corporate property, information, or position for improper personal gain, and no employee may compete with the Company directly or indirectly. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

5.
COMPETITION AND FAIR DEALING

  We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee should endeavor to respect the rights of and deal fairly with the Company's customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice. To maintain the Company's valuable reputation, we must deliver quality services to our customers in a caring and compassionate matter. The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be directly or indirectly offered, given, provided or accepted by any Company employee, any family member of an employee, or any agent (acting in its capacity as such) to or from any customer, supplier or competitor of the Company unless it:

    (1)
    is not a cash gift,
    (2)
    is consistent with customary business practices,
    (3)
    is not excessive in value,
    (4)
    cannot reasonably be construed as a bribe or payoff, and
    (5)
    does not violate any laws or regulations.

  Please discuss with your supervisor any gifts or proposed gifts which you are not certain are appropriate.

6.
DISCRIMINATION AND HARASSMENT

  The diversity of the Company's employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. Examples include derogatory comments based on racial, gender or ethnic characteristics and unwelcome sexual advances. Please refer to your employee handbook for more information on discrimination and harassment.

7.
HEALTH AND SAFETY

  The Company strives to provide each employee with a safe and healthy work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all other employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions. Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs or alcohol in the workplace will not be tolerated.

8.
RECORD-KEEPING

  The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported. Many employees regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense may be legitimately charged to the Company, ask your supervisor. All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions and must conform both to applicable legal requirements and to the Company's system of internal controls. Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable law or regulation. Periodic and other reports (financial and otherwise) to foreign, federal, state and local government agencies must present a full, fair, accurate, timely and understandable disclosure of the Company. Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to the Company's record retention policies.

9.
CONFIDENTIALITY

  Employees must maintain the confidentiality of Company information entrusted to them by the Company or its customers, except when disclosure is authorized by a supervisor or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us. The obligation to preserve confidential information continues even after employment ends.

10.
PROTECTION AND PROPER USE OF COMPANY ASSETS

  All employees should endeavor to protect the Company's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company's profitability. All Company assets should be used only for legitimate business purposes. Any suspected incident of fraud or theft should be immediately reported for investigation. Company charge accounts, credit cards, bank accounts and other resources are strictly limited to Company use; personal charges on Company accounts are prohibited, though nominal personal charges that occur in connection with, and are incidental to, a legitimate business purpose may be permitted if they are promptly reported and reimbursed in accordance with Company policy. Company equipment should not be used for non-Company business, though incidental personal use may be permitted. The obligation of employees to protect the Company's assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

11.
PAYMENTS TO GOVERNMENT PERSONNEL

  The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country. In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. Consult your supervisor if you have any questions.

12.
WAIVERS OF THE CODE OF BUSINESS CONDUCT AND ETHICS

  Changes in or waivers of this Code may be made only by the Board of Directors of the Company or, in the case of any change in or waiver of this Code for the Company's principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions ("Principal Officers"), only by the independent directors on the Board of Directors of the Company. All changes in or waivers of this Code for Principal Officers will be promptly disclosed as required by law or stock exchange regulations.

13.
REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR

  Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation. Employees, officers and directors are required to report any violations of laws, rules, or regulations of this Code in accordance with Section 14. It is the policy of the Company not to allow retaliation or retribution for reports of misconduct by others made in good faith by employees. "Good faith" does not mean that you have to be right—but it does mean that you believe that you are providing truthful information. Employees are expected to cooperate in internal investigations of misconduct.

14.
COMPLIANCE PROCEDURES

  We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to recognize right from wrong. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

  •
  Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.
  •
  Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.
  •
  Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.
  •
  Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor's responsibility to help solve problems.
  •
  Seek help from Company resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it with the Human Resources department, by calling (713) 332- 8400. If you prefer to write, address your concerns to: Carriage Services, Inc., 1900 St. James Place, 4th Floor, Houston, Texas 77056, Attn: Senior Vice President of Human Resources.
  •
  You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.
  •
  Always ask first, act later: If you are unsure of what to do in any situation, seek guidance before you act.

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CARRIAGE SERVICES, INC. (the "Company") CODE OF BUSINESS CONDUCT AND ETHICS Adopted November 12, 2002